EXHIBIT 10.28
QUALCOMM INCORPORATED
2006 LONG-TERM INCENTIVE PLAN
EXECUTIVE PERFORMANCE STOCK UNIT AWARD
GRANT NOTICE

Qualcomm Incorporated (the “Company”), pursuant to its 2006 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, a Performance Stock Unit Award (the “Award”) subject to all of the terms and conditions as set forth in this Executive Performance Stock Unit Award Grant Notice (“Grant Notice”), the Executive Performance Stock Unit Award Agreement (the “Agreement”), which is attached hereto, and the Plan, all of which are incorporated herein in their entirety. A copy of the Plan can be obtained from the Stock Administration website, located on the Company’s internal webpage, or you may request a hard copy from the Stock Administration Department.

Participant: «First_Name» «Last_Name»    Grant No.: «Number»

Emp #: «ID»	Date of Grant: «Date_of_Grant»

Target Relative Total Shareholder Return (“RTSR”) Shares: «Target RTSRShares»

Target Return on Invested Capital (“ROIC”) Shares: «Target ROIC Shares»

Performance Period: September 28, 2015 – September 28, 2018, or such shorter period provided in the Agreement

Vesting Date: «Vest Date»

Additional Terms/Acknowledgments: You must acknowledge, in the form determined by the Company, receipt of, and represent that you have read, understand, accept and agree to the terms and conditions of, this Grant Notice, the Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.7 of the Plan).

Qualcomm Incorporated

By:
Steven M. Mollenkopf
Chief Executive Officer
Dated: September 25, 2015

Attachment:    Executive Performance Stock Unit Award Agreement (U.S. PSU-EX-A9)

U.S. PSU-EX-A10 09.25.15

QUALCOMM INCORPORATED
2006 LONG-TERM INCENTIVE PLAN
EXECUTIVE PERFORMANCE STOCK UNIT AWARD
AGREEMENT
Qualcomm Incorporated (the “Company”) has granted this Performance Stock Unit Award (this “Award”) to you, the Participant named in the Executive Performance Stock Unit Award Grant Notice (the “Grant Notice”) pursuant to the terms and conditions set forth in the Grant Notice, this Executive Performance Stock Unit Award Agreement (the “Agreement”) and the 2006 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are not explicitly defined in the Grant Notice or this Agreement but are defined in the Plan shall have the same definitions as in the Plan.
The details of this Award are as follows:
1.SERVICE AND VESTING.
1.1.SERVICE. As provided in the Plan and notwithstanding any other provision of this Agreement, the Company reserves the right, in its sole discretion, to determine when your Service has terminated, including in the event of any leave of absence or part-time Service.
1.2.VESTING. Except to the extent provided in Section 1.3 and Section 6.1, you will be fully vested in this Award on the Vesting Date specified in the Grant Notice if and to the extent that you continue in Service through that Vesting Date. If your Service terminates before the Vesting Date for any reason other than as specified in Section 1.3, this Award shall be forfeited.
1.3.VESTING UPON TERMINATION OF SERVICE DUE TO DEATH, DISABILITY OR TERMINATION AFTER CHANGE IN CONTROL, OR UPON ATTAINMENT OF NORMAL RETIREMENT AGE. You will be vested in this Award if your Service terminates before the Vesting Date specified in the Grant Notice due to death, Disability or Termination After Change in Control (as defined below), or upon the date you have attained Normal Retirement Age, if and to the extent that you continue in Service through the date of such termination of Service or the date you have attained Normal Retirement Age. If your Service terminates for any reason other than due to death, Disability or Termination After Change in Control (as defined below), or prior to the date on which you have attained Normal Retirement Age, this Award shall be forfeited.
(a)    Certain Definitions.
(i)    “Cause” shall mean any of the following: (1) your theft of, dishonesty with respect to, or falsification of any Participating Company documents or records; (2) your improper use or disclosure of a Participating Company’s confidential or proprietary information; (3) any action by you which has a detrimental effect on a Participating Company’s reputation or business; (4) your failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by you of any employment or service agreement between you and a Participating Company, which breach is not cured pursuant to the terms of such agreement; (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs your ability to perform your duties with a Participating Company; or (7) violation of a material Company or Participating Company policy.

(ii)    “Good Reason” shall mean any one or more of the following:
a)    without your express written consent, the assignment to you of any duties, or any limitation of your responsibilities, substantially inconsistent with your positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of a Change in Control;
b)    without your express written consent, the relocation of the principal place of your employment or service to a location that is more than fifty (50) miles from your principal place of employment or service immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of you than such travel requirements existing immediately prior to the date of the Change in Control;
c)    any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (A) your base salary in effect immediately prior to the date of a Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to yours), or (B) your bonus compensation, if any, in effect immediately prior to the date of a Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by you);
d)    any failure by the Participating Company Group to (A) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which you were participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you;
e)    any breach by the Participating Company Group of any material agreement between you and a Participating Company concerning your employment; or
f)    any failure by the Company to obtain the assumption of any material agreement between you and the Company concerning your employment by a successor or assign of the Company.
(iii)    “Termination After Change in Control” shall mean either of the following events occurring within twenty-four (24) months after a Change in Control:

a)    termination by the Participating Company Group of your Service with the Participating Company Group for any reason other than for Cause; or
b)    your resignation for Good Reason from all capacities in which you are then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.
Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of your Service with the Participating Company Group which (1) is for Cause; (2) is a result of your death or Disability; (3) is a result of your voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.
1.4.SUSPENSION OF VESTING. Notwithstanding any other provision of the Plan or this Agreement, the Company reserves the right, in its sole discretion, to suspend vesting of this Award in the event of any leave of absence or part-time Service
2.SETTLEMENT OF THE AWARD.
2.1.AMOUNT, FORM AND TIMING OF PAYMENT OF AWARD THAT VESTS ON VESTING DATE SPECIFIED IN THE GRANT NOTICE. If your Award vests on the Vesting Date specified in the Grant Notice, you shall be paid in a number of shares of Stock equal to the total number of Shares Earned (if any) determined pursuant to Attachment 1, which is attached hereto and made a part hereof. Such shares of Stock shall be paid within the 30 days after the later of (a) the Vesting Date specified in the Grant Notice or (b) the date on which the Committee determines and certifies in writing the number of shares (if any) that are payable, which determination and certification shall be made by the Committee no later than the November 30th that next follows the end of the Performance Period.
2.2.AMOUNT, FORM AND TIMING OF PAYMENT OF AWARD THAT VESTS UPON TERMINATION OF SERVICE BEFORE THE VESTING DATE SPECIFIED IN THE GRANT NOTICE DUE TO DEATH, DISABILITY OR TERMINATION AFTER CHANGE IN CONTROL, OR ATTAINMENT OF NORMAL RETIREMENT AGE. If your Service terminates before the Vesting Date specified in the Grant Notice due to death, Disability or Termination After a Change in Control, or your Service terminates before the Vesting Date specified in the Grant Notice but after you have attained Normal Retirement Age, you (or in the event of death, your estate, personal representative, or beneficiary to whom this Award may be transferred by will or by the laws of descent and distribution), will be paid a number of shares of Stock equal to the product of (1) the sum of (a) the RTSR Shares Earned and (b) the ROIC Shares Earned determined pursuant to this Attachment 1 except that the Performance Period for this determination will be the period beginning on September 25, 2015, and ending on the last day of the Company’s fiscal year in which your Service terminates, multiplied by (2) a fraction the numerator of which is the number of whole and partial months (rounded up to the next whole month) from the beginning of the Performance Period until the date your Service terminates, and the denominator of which is 36. Shares of Stock payable pursuant to this Section 2.2 shall be paid within the 30 days after the date on which the Committee determines and certifies in writing the number of shares of Stock (if any) that are payable pursuant to this Section 2.2, which determination and certification shall be made by the Committee no later than the November 30th that next follows the end of the Company’s fiscal year in which such termination of Service occurred.

2.3.AMOUNT, FORM AND TIMING OF PAYMENT UPON DEATH DURING THE PERFORMANCE PERIOD FOLLOWING TERMINATION OF SERVICE DUE TO DISABILITY. If your Service with the Employer terminates because of your Disability, and you are entitled to receive or have received a payment of Stock pursuant to Section 2.2, and you later die during the Performance Period specified in the Grant Agreement, your estate, personal representative, or beneficiary to whom this Award may be transferred by will or by the laws of descent and distribution will be paid an additional number of shares of Stock equal to the difference (if any) between (1) the shares of Stock you would have received under Section 2.2 had you remained in Service until the date of your death, reduced by (2) any shares of Stock you are entitled to receive or have received pursuant to Section 2.2 as a result of termination of your Service due to your Disability. Shares of Stock payable pursuant to this Section 2.3 shall be paid within the 30 days after the date on which the Committee determines and certifies in writing the number of shares of Stock (if any) that are payable pursuant to this Section 2.3, which determination and certification shall be made by the Committee no later than the November 30th that next follows the end of the Company’s fiscal year in which such termination of Service occurred.
2.4.TAX WITHHOLDING. You acknowledge that the Company and/or the Participating Company that employs you (the “Employer”) may be subject to withholding tax obligations arising by reason of the vesting and/or payment of this Award. You authorize your Employer to satisfy the withholding tax obligations by one or a combination of the following methods, as selected by the Company in its sole discretion: (a) withholding from your pay and any other amounts payable to you; (b) withholding of Stock and/or cash from the payment of this Award; (c) arranging for the sale of shares of Stock payable in connection with this Award (on your behalf and at your direction which you authorize by accepting this Award); or (d) any other method allowed by the Plan or applicable law. If your Employer satisfies the withholding obligations by withholding a number of whole shares of Stock as described in subsection (b) herein, you will be deemed to have been issued the full number of shares of Stock subject to this Award, notwithstanding that a number of shares is held back in order to satisfy the withholding obligations. The “Fair Market Value” of any Stock withheld pursuant to this Section 2.4 shall be equal to the closing price of a share of Stock as quoted on any national or regional securities exchange or market system constituting the primary market for the Stock on the date of determination (or, if there is no closing price on that day, the last trading day prior to that day) or, if the Stock is not listed on a national or regional securities exchange or market system, the value of a share of Stock as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse. The Company shall not be required to issue any shares of Stock pursuant to this Agreement unless and until the withholding obligations are satisfied.
3.TAX ADVICE. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Award, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF THIS OR ANY OTHER AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
4.DIVIDEND EQUIVALENTS. If the Board declares a cash dividend on the Company’s Stock after the Grant Date and prior to the payment of shares of Stock pursuant to this Award, you will be entitled to Dividend Equivalents on the dividend payment date established by the Company equal to the cash dividends payable on the same number of shares of Stock as the number of shares which you are entitled to receive pursuant to this Award, including any shares of Stock attributable to Dividend Equivalents previously credited pursuant to this Section 4. Any such Dividend Equivalents will be in the form of additional shares, will be subject to the same terms and vesting dates as the shares payable pursuant to this Award, and will be paid at the same time and in the same manner as the shares payable pursuant to this Award, except that any fractional shares attributable to Dividend Equivalents will be paid in cash within thirty (30) days following the date of payment of such shares based on the Fair Market Value (as specified in Section 2.4, above) on the date of payment of the shares. The number of additional shares credited as Dividend Equivalents on the dividend payment date will be determined by dividing (1) the product of (a) the number of your shares as of the corresponding dividend record date (including any shares previously credited as a result of prior payments of Dividend Equivalents) and (b) the per-share cash dividend paid on the dividend payment date, by (2) the per-share Fair Market Value (as specified in Section 2.4, above) of Stock on the dividend payment date.
5.SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon vesting of this Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this Award, you agree not to sell any of the shares of Stock received under this Award at a time when applicable laws or Company policies prohibit a sale.
6.CHANGE IN CONTROL. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without your consent, either assume the Company’s rights and obligations under this Award or substitute for this Award a substantially equivalent award for the Acquiring Corporation’s stock.
6.1.Payout Pursuant to a Change in Control. In the event the Acquiring Corporation elects not to assume or substitute for this Award in connection with a Change in Control, the vesting of this Award, so long as your Service has not terminated prior to the date of the Change in Control, shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control, and immediately prior to the closing of the Change in Control, you will be paid a number of shares of Stock equal to the sum of (a) the RTSR Shares Earned determined pursuant to Attachment 1 based on a Performance Period ending ten (10) days before the Change in Control, plus (b) the Target ROIC Shares specified in the Grant Notice.
6.2.Vesting Contingent Upon Consummation. The vesting of this Award and payment of any shares of Stock by reason of this Section 6 shall be conditioned upon the consummation of the Change in Control.
6.3.Applicability of Agreement. Notwithstanding the foregoing, shares of Stock acquired upon settlement of this Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided in this Agreement.
6.4.Continuation of Award. Notwithstanding the foregoing, if the corporation the stock of which is subject to this Award immediately prior to an Ownership Change Event constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event, less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code, without regard to the provisions of Section 1504(b) of the Code, this Award shall not terminate unless the Committee otherwise provides in its discretion.
7.TRANSFERABILITY. Prior to the issuance of shares of Stock in settlement of this Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary (if any), except (i) transfer by will or by the laws of descent and distribution or (ii) to the extent permitted by the Company, transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death. All rights with respect to the Performance Stock Units shall be exercisable during your lifetime only by you or your guardian or legal representative. Prior to actual payment of any shares of Stock pursuant to this Award, this Award will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
8.AWARD NOT A SERVICE CONTRACT. This Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of a Participating Company, or of a Participating Company to continue your Service with the Participating Company. In addition, nothing in your Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company.
9.RESTRICTIVE LEGEND. Stock issued pursuant to the vesting and payment of this Award may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
10.REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to the vesting and payment of this Award may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
11.VOTING AND OTHER RIGHTS. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of this Award.
12.CODE SECTION 409A. It is the intent that the terms relating to the vesting and the payment of the Award as set forth in this Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing or anything herein to the contrary, if it is determined that this Award fails to satisfy the requirements of the “short-term deferral” exemption and is otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems appropriate or advisable in its sole discretion, to unilaterally amend or modify this

Agreement as may be necessary to ensure that all vesting or payments provided for under this Agreement are made in a manner that qualifies for exemption from or complies with the requirements of Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments pursuant to this Award will be exempt from or comply with the requirements of Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting or payments of this Award or require that any vesting or payments pursuant to this Award comply with the requirements of Section 409A of the Code. The Company will have no liability to you or any other party if the Award, the delivery of shares of Stock upon payment of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.
13.NOTICES. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
14.NATURE OF GRANT. In accepting the Award, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu of awards, even if other awards have been awarded repeatedly in the past;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    the Award and the shares of Stock subject to the Award are extraordinary items that do not constitute compensation of any kind for Services of any kind rendered to the Company or the Employer, and which are outside the scope of your employment or service contract, if any;
(f)    the Award and the shares of Stock subject to the Award are not intended to replace any pension rights or compensation;
(g)    the Award and the shares of Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Participating Company;
(h)    the future value of the underlying shares of Stock is unknown and cannot be predicted with any certainty; further, neither the Company, the Employer nor any Participating Company is liable for any foreign exchange fluctuation between your Employer’s local currency and the United States Dollar that may affect the value of this Award;

(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of your Award resulting from termination of your Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)    the Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock;
(k)    the Award is a Performance Award granted pursuant to the Plan providing for a number of Performance Units equal to the Target RTSR Shares and Target ROIC Shares specified in the Grant Agreement, which shall be payable in a number of shares of Stock (if any) based on the RTSR and ROIC for the Performance Period, as provided herein. This Performance Award shall be interpreted and administered to satisfy the requirements of section 162(m)(4)(C) of the Code and the regulations thereunder; and
(l)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
15.APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.
16.ARBITRATION. Any dispute or claim concerning any Performance Stock Units granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting this Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
17.AMENDMENT. Your Award may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 12 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.
18.GOVERNING PLAN DOCUMENT. Your Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
19.SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
20.DESCRIPTION OF ELECTRONIC DELIVERY. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company.
21.WAIVER. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.
22.REPAYMENT/FORFEITURE. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (a) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (b) similar rules under the laws of any other jurisdiction and (c) any policies adopted by the Company, including but not limited to any policies that may be adopted to implement the foregoing standards or rules, all to the extent determined by the Company in its discretion.

ATTACHMENT 1
For purposes of Section 2.1 of this Agreement, “Shares Earned” means the sum of (1) the RTSR Shares Earned and (2) the ROIC Shares Earned as determined pursuant to this Attachment 1.
“RTSR Shares Earned” means the number of Shares determined by multiplying the Target RTSR Shares specified in the Grant Notice by the TSR Payout Percentage, rounding up to the nearest whole share. For purposes of determining the RTSR Shares Earned:
“Beginning Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the first day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).
“Ending Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the last day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).
“Nasdaq-100 Companies” means the companies that are included in the NASDAQ-100 Index (published by The NASDAQ Stock Market, or its successor) continuously from the beginning through the end of the Performance Period. The Committee shall have the authority to make appropriate adjustments to the extent necessary to account for extraordinary, unusual and infrequently occurring events and transactions involving that company to the extent such adjustments a would not preclude the payment of TSR Shares Earned from satisfying the requirements of section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder..
“Performance Period” means the period specified in the Grant Notice.
“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Measurement Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares when paid. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting a company’s TSR for the Performance Period to the extent such adjustments a would not preclude the payment of TSR Shares Earned from satisfying the requirements of section 162(m)(4)(C) of the Code and the regulations thereunder.

“TSR Payout Percentage” means the percentage that corresponds to the TSR Percentile Rank specified below:

TSR Percentile Rank	Payout Percentage
90th percentile and above	200%
75th percentile	150%
60th percentile	100% (Target)
50th percentile	75%
33rd percentile	33%
Below 33rd percentile	0%

Between the levels specified above, the Payout Percentage is interpolated linearly at a ratio of three-and-one-third (3-1/3) percentage points for each percentile that the TSR Percentile Rank is greater than the 60th percentile, and two-and-one-half (2-1/2) percentage points for each percentile that the TSR Percentile Rank is less than the 60th percentile, in each case rounded up to the nearest decimal point.
“TSR Percentile Rank” means the Company’s percentile ranking relative to the Nasdaq-100 Companies, based on TSR. TSR Percentile Rank is determined by ordering the Nasdaq-100 Companies (plus the Company if the Company is not one of the Nasdaq‑100 Companies) from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

TSR Percentile Rank =	(N – R)	* 100
N
“N” represents the number of Nasdaq-100 Companies for the Performance Period (plus the Company if the Company is not one of the Nasdaq-100 Companies for the Performance Period).
“R” represents the Company’s ranking among the Nasdaq-100 Companies (plus the Company if the Company is not one of the Nasdaq-100 Companies for the Performance Period).
For example, if there are 100 Nasdaq-100 Companies (including the Company), and the Company ranked 40th, the TSR Percentile Rank would be at the 60th percentile:
60 = (100 – 40)/100 * 100.
LIMITATION ON AMOUNT OF PAYMENT. Notwithstanding anything in this Agreement to the contrary, if the Company’s TSR is negative for the Performance Period, then the RTSR Shares Earned will be equal to the lesser of (a) the number of RTSR Shares (if any) determined without regard to this Limitation on Amount of Payment, or (b) the Target RTSR Shares specified in the Grant Notice.

“ROIC Shares Earned” means the number of shares determined by multiplying the Target ROIC Shares specified in the Grant Notice by the ROIC Payout Percentage, rounding up to the nearest whole share. For purposes of determining the ROIC Shares Earned:
“Average” means the sum of the balance at the beginning of the Company’s fiscal year plus the balance at the end of that fiscal year divided by two (2).
“Adjusted Debt” means debt issued by Qualcomm Incorporated, provided that in the event of an acquisition with a purchase price that is greater than $5 billion, solely for purposes of calculating Adjusted Debt for the fiscal year in which such acquisition closes (but for no other year), the impact of debt incurred (and related expenses) to fund such acquisition shall be excluded.
“Adjusted GAAP Equity” means the total stockholders’ equity attributable to Qualcomm as reported in the consolidated balance sheet prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), provided that in the event of an acquisition with a purchase price that is greater than $5 billion, solely for purposes of calculating Adjusted GAAP Equity for the fiscal year in which such acquisition closes (but for no other year), the impact of equity issued by Qualcomm Incorporated to fund such acquisition and the operating results from such acquisition shall be excluded.

“Adjusted GAAP Operating Income” is determined in accordance with GAAP and shall be adjusted to exclude the after tax impact of the following items:
(1) The Qualcomm Strategic Initiative (“QSI”) segment as defined in the Company’s fiscal 2015 Form 10-K;
(2) Acquisition-related items, which consist of:
(a) Acquired in-process research and development,
(b) Recognition of the step-up of inventories to fair value,
(c) Amortization of intangible assets,
(d) Expenses related to the termination of contracts that limit the use of the acquired intellectual property, and
(e) Third-party acquisition and integration services costs;
The above adjustments shall apply only with respect to applicable items acquired in transactions that qualify as business combinations pursuant to GAAP;
(3) The following items for which each event individually equals or exceeds $25 million on a pre-tax basis, except as expressly provided in (f) below:
(a) Restructuring and restructuring-related costs (in the aggregate by restructuring event), which consist of the following costs:

▪	severance and benefits (including COBRA and outplacement expenses);

▪	consulting costs;

▪	increased security costs;

▪	acceleration of depreciation and/or amortization expense;

▪	facilities and lease termination or abandonment charges;

▪	asset impairment charges and/or contract terminations;

▪	third-party business separation costs; and

▪	relocation costs as a result of an office or facility closure.

GAAP operating income shall not be adjusted for any item that cannot specifically be tied to the restructuring event;
(b) Goodwill and indefinite- and long-lived asset impairments, but only with respect to goodwill and assets acquired before the first day of the Performance Period;
(c) Gain/losses on divestitures or non-revenue generating asset sales;
(d) Impact of litigation settlement and/or judgment, but only to the extent the profit or loss arising from the settlement or judgment is clearly attributable to one or more fiscal years ending before the beginning of the Performance Period;
(e) The effect of changes in tax law and accounting principles; and
(f) Tax items individually exceeding $10 million that are unrelated to the fiscal year in which they are recorded, but only with respect to tax items relating to one or more tax years ending before the beginning of the Performance Period.
(4) In the event of an acquisition with a purchase price that is greater than $5 billion, solely for purposes of calculating Adjusted GAAP Operating Income for the fiscal year in which such acquisition closes (but for no other year), operating results from such acquisition shall be excluded.
“Adjusted GAAP Tax Rate” means the applicable tax rates determined in accordance with GAAP, adjusted for earnings and the related tax expense associated with the adjustments specified in the definition of Adjusted GAAP Operating Income.
“Performance Period” means the period specified in the Grant Notice.
“Return on Invested Capital” or “ROIC” means the percentage determined by dividing
(1) the sum of the following amounts calculated separately for each of the Company fiscal years in the Performance Period: the product of (A) the Adjusted GAAP Operating Income for the fiscal year multiplied by (B) the difference between one (1) and the Adjusted GAAP Tax Rate for such fiscal year; by
(2) the sum of the following amounts calculated separately for each of the Company’s fiscal years in the Performance Period: the Average of the sum of (A) Adjusted GAAP Equity for the fiscal year and (B) the Adjusted Debt for the fiscal year.
“ROIC Payout Percentage” means the percentage that corresponds to the specified below:

ROIC Ratio	ROIC Payout Percentage
120%	200%
100%	100%
80%	33%
Below 80%	0% Payout
Between the levels specified above, the ROIC Payout Percentage is interpolated linearly at a ratio of 3.35 percentage points for each one percent improvement in the ROIC Ratio from 80% to 100% and five (5) percentage points for each one percent improvement in the ROIC Ratio from 100% up to 120%, in each case rounded up to the nearest decimal point.

“ROIC Ratio” means the ROIC for the Performance Period divided by the ROIC Target.

“ROIC Target” means «target number» percent.

LIMITATION ON ADJUSTMENTS. No adjustments shall be made in the calculation of Adjusted Debt, Adjusted GAAP Equity, Adjusted GAAP Operating Income or Adjusted GAAP Tax Rate which would preclude the payment of ROIC Shares Earned from satisfying the requirements of Code section 162(m)(4)(C) and the regulations thereunder.

U.S. PSU-EX-A9 9-25-15